UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934
(Amendment No. 3)*

AdTheorent Holding Company, Inc.
(Name of Issuer)

Common Stock
(Title of Class of Securities)

00739D109
(CUSIP Number)

Theodore Koenig
Chief Executive Officer
311 South Wacker Drive, Suite 6400
Chicago, Illinois 60606
(312) 258-8300
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

June 17, 2024
(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§ 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7 for other parties to whom copies are to be sent.

*
The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 00739D109	Page 2 of 21 Pages
1	NAMES OF REPORTING PERSONS
Theodore Koenig

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
1,132,551 (1)

	8	SHARED VOTING POWER
5,880,088 (2)

	9	SOLE DISPOSITIVE POWER
1,132,551 (1)

	10	SHARED DISPOSITIVE POWER
5,880,088 (2)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
7,012,639 (1) (2)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
7.6% (3)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

(1) Includes 525,068 shares of Common Stock underlying the Private Placement Warrants (as defined herein) held directly by the Reporting Person.

(2) Includes 348,026 shares of Common Stock underlying the Private Placement Warrants held directly by Monroe Capital Investment Holdings, L.P.

(3) Based on 91,598,261 shares of Common Stock outstanding as of April 30, 2024, as reported in the Issuer’s current report on Form 8-K filed with the Commission on June 18, 2024, plus (i) 525,068 shares of Common Stock issuable upon exercise of the Private Placement Warrants held directly by the Reporting Person and (ii) 348,026 shares of Common Stock issuable upon exercise of the Private Placement Warrants held directly by Monroe Capital Investment Holdings, L.P., each of (i) and (ii) having been added to the shares of Common Stock outstanding in accordance with Rule 13d-3(d)(1)(i) under the Act.

CUSIP No. 00739D109	Page 3 of 21 Pages
1	NAMES OF REPORTING PERSONS
MCAP Acquisition, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.0%

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

CUSIP No. 00739D109	Page 4 of 21 Pages
1	NAMES OF REPORTING PERSONS
Monroe Capital Private Credit Master Fund IV SCSp

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
601,331

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
601,331

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
601,331

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.7% (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1) Based on 91,598,261 shares of Common Stock outstanding as of April 30, 2024, as reported in the Issuer’s current report on Form 8-K filed with the Commission on June 18, 2024.

CUSIP No. 00739D109	Page 5 of 21 Pages
1	NAMES OF REPORTING PERSONS
Monroe Capital Private Credit Master Fund IV (Unleveraged) SCSp

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
200,445

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
200,445

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
200,445

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.2% (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1) Based on 91,598,261 shares of Common Stock outstanding as of April 30, 2024, as reported in the Issuer’s current report on Form 8-K filed with the Commission on June 18, 2024.

CUSIP No. 00739D109	Page 6 of 21 Pages
1	NAMES OF REPORTING PERSONS
Monroe Private Credit Fund A LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
1,156,499

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
1,156,499

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,156,499

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
1.3% (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1) Based on 91,598,261 shares of Common Stock outstanding as of April 30, 2024, as reported in the Issuer’s current report on Form 8-K filed with the Commission on June 18, 2024.

CUSIP No. 00739D109	Page 7 of 21 Pages
1	NAMES OF REPORTING PERSONS
Monroe Capital Private Credit Fund 559 LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
200,445

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
200,445

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
200,445

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.2% (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1) Based on 91,598,261 shares of Common Stock outstanding as of April 30, 2024, as reported in the Issuer’s current report on Form 8-K filed with the Commission on June 18, 2024.

CUSIP No. 00739D109	Page 8 of 21 Pages
1	NAMES OF REPORTING PERSONS
Monroe Capital Opportunistic Private Credit Master Fund SCSp

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
200,445

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
200,445

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
200,445

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.2% (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1) Based on 91,598,261 shares of Common Stock outstanding as of April 30, 2024, as reported in the Issuer’s current report on Form 8-K filed with the Commission on June 18, 2024.

CUSIP No. 00739D109	Page 9 of 21 Pages
1	NAMES OF REPORTING PERSONS
Monroe Capital Corporation

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
177,362

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
177,362

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
177,362

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.2% (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1) Based on 91,598,261 shares of Common Stock outstanding as of April 30, 2024, as reported in the Issuer’s current report on Form 8-K filed with the Commission on June 18, 2024.

CUSIP No. 00739D109	Page 10 of 21 Pages
1	NAMES OF REPORTING PERSONS
Monroe Capital Partners Fund LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
248,307

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
248,307

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
248,307

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.3% (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1) Based on 91,598,261 shares of Common Stock outstanding as of April 30, 2024, as reported in the Issuer’s current report on Form 8-K filed with the Commission on June 18, 2024.

CUSIP No. 00739D109	Page 11 of 21 Pages
1	NAMES OF REPORTING PERSONS
Monroe Capital Private Credit Fund I LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
601,163

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
601,163

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
601,163

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.7% (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1) Based on 91,598,261 shares of Common Stock outstanding as of April 30, 2024, as reported in the Issuer’s current report on Form 8-K filed with the Commission on June 18, 2024.

CUSIP No. 00739D109	Page 12 of 21 Pages
1	NAMES OF REPORTING PERSONS
Monroe Capital Private Credit Fund II (Unleveraged) LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
65,301

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
65,301

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
65,301

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.1% (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1) Based on 91,598,261 shares of Common Stock outstanding as of April 30, 2024, as reported in the Issuer’s current report on Form 8-K filed with the Commission on June 18, 2024.

CUSIP No. 00739D109	Page 13 of 21 Pages
1	NAMES OF REPORTING PERSONS
Monroe Capital Private Credit Fund II LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
198,610

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
198,610

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
198,610

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.2% (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1) Based on 91,598,261 shares of Common Stock outstanding as of April 30, 2024, as reported in the Issuer’s current report on Form 8-K filed with the Commission on June 18, 2024.

CUSIP No. 00739D109	Page 14 of 21 Pages
1	NAMES OF REPORTING PERSONS
Monroe Capital Private Credit Fund II-O (Unleveraged Offshore) LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
74,946

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
74,946

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
74,946

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.1% (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1) Based on 91,598,261 shares of Common Stock outstanding as of April 30, 2024, as reported in the Issuer’s current report on Form 8-K filed with the Commission on June 18, 2024.

CUSIP No. 00739D109	Page 15 of 21 Pages
1	NAMES OF REPORTING PERSONS
Monroe Capital Management Advisors, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
3,299,185

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
3,299,185

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
3,299,185

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
3.6% (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1) Based on 91,598,261 shares of Common Stock outstanding as of April 30, 2024, as reported in the Issuer’s current report on Form 8-K filed with the Commission on June 18, 2024.

CUSIP No. 00739D109	Page 16 of 21 Pages
1	NAMES OF REPORTING PERSONS
Monroe Capital Investment Holdings, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
5,454,419 (1)

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
5,454,419 (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
5,454,419 (1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
5.9% (2)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1) Includes 348,026 shares of Common Stock underlying the Private Placement Warrants held directly by the Reporting Person.

(2) Based on 91,598,261 shares of Common Stock outstanding as of April 30, 2024, as reported in the Issuer’s current report on Form 8-K filed with the Commission on June 18, 2024, plus 348,026 shares of Common Stock issuable upon exercise of the Private Placement Warrants held directly by the Reporting Person, which amount has been added to the shares of Common Stock outstanding in accordance with Rule 13d-3(d)(1)(i) under the Act.

CUSIP No. 00739D109	Page 17 of 21 Pages
1	NAMES OF REPORTING PERSONS
Monroe Management Holdco, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0

	8	SHARED VOTING POWER
5,454,419 (1)

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
5,454,419 (1)

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
5,454,419 (1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
5.9% (2)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1) Includes 348,026 shares of Common Stock underlying the Private Placement Warrants held directly by Monroe Capital Investment Holdings, L.P.

(2) Based on 91,598,261 shares of Common Stock outstanding as of April 30, 2024, as reported in the Issuer’s current report on Form 8-K filed with the Commission on June 18, 2024, plus 348,026 shares of Common Stock issuable upon exercise of the Private Placement Warrants held directly by Monroe Capital Investment Holdings, L.P., which amount has been added to the shares of Common Stock outstanding in accordance with Rule 13d-3(d)(1)(i) under the Act.

CUSIP No. 00739D109	Page 18 of 21 Pages
Explanatory Note:  This Amendment No. 3 to Schedule 13D (“Amendment No. 3”) amends certain items of the Schedule 13D filed with the Commission on January 25, 2022 (the “Original Schedule 13D”), as amended and supplemented by Amendment No. 1 filed with the Commission on March 13, 2023 and Amendment No. 2 filed with the Commission on April 12, 2024 (collectively, the “Schedule 13D”), relating to the Common Stock, par value $0.0001 per share (the “Common Stock”), of AdTheorent Holding Company, Inc. (the “Issuer”).  All capitalized terms contained herein but not otherwise defined shall have the meanings ascribed to such terms in the Schedule 13D.  Except as specifically provided herein, this Amendment No. 3 does not modify any of the information previously reported in the Schedule 13D.

Item 4.	Purpose of Transaction

Item 4 of the Schedule 13D is hereby amended and supplemented as follows:

On June 18, 2024, the Issuer held a special meeting of stockholders (the “Special Meeting”) to consider certain proposals related to the Agreement and Plan of Merger, dated as of April 1, 2024, by and among Cadent, LLC, a Delaware limited liability company (“Parent”), Award Merger Sub, Inc. (“Merger Sub”), a Delaware corporation and wholly-owned subsidiary of Parent, Novacap Cadent Acquisition Company, Inc., a Delaware corporation, Novacap Cadent Holdings, Inc., a Delaware corporation, and the Issuer, pursuant to which, upon the terms and subject to the conditions set forth therein, Merger Sub would merge with and into the Issuer, with the Issuer surviving the merger as the surviving corporation and a wholly-owned subsidiary of Parent (the “Merger”) and, upon completion of the Merger, each Company stockholder would be entitled to receive $3.21 in cash, without interest, subject to applicable withholding taxes, for each share of Common Stock.  On June 17, 2024, in connection with the Special Meeting, the Funds that held shares of Common Stock as of the April 30, 2024 record date voted their shares against the Merger.

CUSIP No. 00739D109	Page 19 of 21 Pages
SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: June 20, 2024

	By:	/s/ Theodore L. Koenig
	Name:	Theodore L. Koenig

MCAP Acquisition, LLC

	By:	Monroe Capital Management Advisors, LLC, its manager

	By:	/s/ Theodore L. Koenig
	Name:	Theodore L. Koenig
	Title:	Authorized Signatory

Monroe Capital Private Credit Master Fund IV SCSp

	By:	Monroe Capital Management Advisors, LLC, its manager

	By:	/s/ Theodore L. Koenig
	Name:	Theodore L. Koenig
	Title:	Authorized Signatory

Monroe Capital Private Credit Master Fund IV (Unleveraged) SCSp

	By:	Monroe Capital Management Advisors, LLC, its manager

	By:	/s/ Theodore L. Koenig
	Name:	Theodore L. Koenig
	Title:	Authorized Signatory

Monroe Private Credit Fund A LP

	By:	Monroe Capital Management Advisors, LLC, its manager

	By:	/s/ Theodore L. Koenig
	Name:	Theodore L. Koenig
	Title:	Authorized Signatory

CUSIP No. 00739D109	Page 20 of 21 Pages
Monroe Capital Private Credit Fund 559 LP

By:	Monroe Capital Management Advisors, LLC, its manager

By:	/s/ Theodore L. Koenig
Name:	Theodore L. Koenig
Title:	Authorized Signatory

Monroe Capital Opportunistic Private Credit Master Fund SCSp

By:	Monroe Capital Management Advisors, LLC, its manager

By:	/s/ Theodore L. Koenig
Name:	Theodore L. Koenig
Title:	Authorized Signatory

Monroe Capital Corporation

By:	/s/ Theodore L. Koenig
Name:	Theodore L. Koenig
Title:	Chief Executive Officer

Monroe Capital Partners Fund LP

By:	Monroe Capital Partners Fund Advisors, Inc., its manager

By:	/s/ Theodore L. Koenig
Name:	Theodore L. Koenig
Title:	Authorized Signatory

Monroe Capital Private Credit Fund I LP

By:	Monroe Capital Management Advisors, LLC, its manager

By:	/s/ Theodore L. Koenig
Name:	Theodore L. Koenig
Title:	Authorized Signatory

CUSIP No. 00739D109	Page 21 of 21 Pages
Monroe Capital Private Credit Fund II (Unleveraged) LP

By:	Monroe Capital Management Advisors, LLC, its manager

By:	/s/ Theodore L. Koenig
Name:	Theodore L. Koenig
Title:	Authorized Signatory

Monroe Capital Private Credit Fund II LP

By:	Monroe Capital Management Advisors, LLC, its manager

By:	/s/ Theodore L. Koenig
Name:	Theodore L. Koenig
Title:	Authorized Signatory

Monroe Capital Private Credit Fund II-O (Unleveraged Offshore) LP

By:	Monroe Capital Management Advisors, LLC, its manager

By:	/s/ Theodore L. Koenig
Name:	Theodore L. Koenig
Title:	Authorized Signatory

Monroe Capital Management Advisors, LLC

By:	/s/ Theodore L. Koenig
Name:	Theodore L. Koenig
Title:	Authorized Signatory

Monroe Capital Investment Holdings, L.P.

By:	/s/ Theodore L. Koenig
Name:	Theodore L. Koenig
Title:	Chief Executive Officer

Monroe Management Holdco, LLC

By:	/s/ Theodore L. Koenig
Name:	Theodore L. Koenig
Title:	Managing Member